EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Appoints Gerald Colella and Chad Abraham to Board of Directors

BUFFALO, NY, November 11, 2021 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer, manufacturer and marketer of intelligent motion solutions for material handling, today announced the appointments to its Board of Directors of Gerald Colella, retired President and CEO and current Chair of MKS Instruments, Inc. and Chad Abraham, Chair and CEO of Piper Sandler. The appointments are effective November 11, 2021.

Richard H. Fleming, Chair of the Columbus McKinnon Board of Directors, commented, "We couldn’t be more excited about the addition of Jerry and Chad, both experienced CEOs, to our Board of Directors. Jerry’s deep industrial technology experience combined with his track record of expanding MKS Instruments into new geographies and markets while delivering sustainable and profitable growth make him a terrific addition to our Board. Chad’s knowledge of the industrial landscape, his keen understanding of inorganic and M&A growth, combined with his track record of transforming Piper Sandler with record setting revenue and earnings performance, add further depth to our talented board of directors.”

Kathryn V. Roedel, Chair of the Governance and Nomination Committee, added, “We have been working on our Board refreshment and succession planning during the last few years and the addition of Jerry and Chad to our Board is an important step in that process. Further, they bring a diversity of experience that will help us advance our Blueprint for Growth 2.0 strategy to transform Columbus McKinnon into a high value, intelligent motion, industrial technology enterprise. I am thrilled that they are joining our Board.”

Mr. Colella is the Chair of MKS Instruments (Nasdaq: MKSI), a global provider of instruments, systems, subsystems, and process control solutions that measure, monitor, deliver, analyze, power and control critical parameters of advanced manufacturing processes. In 2020, he retired as President and CEO of MKS after having spent 36 years advancing through progressively challenging positions. In his roles spanning from Vice President of Worldwide Operations to Chief Business Officer and later Chief Operating Officer, he oversaw all aspects of the business preparing him for his successful tenure as President and CEO.

Mr. Abraham has been Chair and CEO of Piper Sandler (NYSE: PIPR), a leading investment bank and financial services company since 2018. Mr. Abraham joined Piper Sandler in 1991 as an investment banking analyst for the technology sector. Following that role, he initiated and grew Piper Sandler’s presence in Menlo Park, CA, and later advanced to the head of capital markets. In 2010, he was promoted to Global Co-Head of Investment Banking and Capital Markets, prior to his appointment as Chair and CEO.

The additions of Mr. Colella and Mr. Abraham bring the Columbus McKinnon board to eleven directors of which ten are independent, two are women and one is racially diverse. Mr. Colella will serve on the Compensation Committee and on the Governance and Nomination Committee. Mr. Abraham will serve on the Audit Committee and on the Governance and Nomination Committee.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that moves the world forward and improves lives by efficiently and ergonomically moving, lifting, positioning and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future sales and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the ability of the Company to transform the organization, achieve its Blueprint for Growth 2.0 strategy and execute CMBS; and the Company’s ability to achieve revenue expectations, global economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Senior Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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